EXHIBIT 10.2

EMPLOYMENT AGREEMENT

BLOOMIOS, INC.

BARRETT EVANS

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of June 16, 2021, and effective as of June 1, 2021 (the “Effective Date”), by and between Bloomios, Inc., a Nevada corporation (the “Company”), and Barrett Evans, the undersigned individual (the “Employee”). Company and Employee are collectively referred to herein as the “Parties” and at times each is individually referred to as a “Party.” This Agreement replaces and supersedes any and all prior agreements between the Parties.

BACKGROUND

The Company and Employee desire to enter into an Employment Agreement setting forth the terms and conditions of Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Employment. The Company hereby employs Employee to serve as President and Chief Strategy Officer (the “CSO”) of the Company and to serve in such additional or different position(s) consistent with that of CSO as the Board of Directors of the Company (the “BOD”) and Employee mutually agree.

a.

Term. The term of this Agreement shall commence on the Effective Date and shall be for a period of three (3) years (the “Initial Term”) unless this Agreement is sooner terminated pursuant to Section 5 hereof. At the expiration of the Initial Term, this Agreement will automatically renew for an unlimited number of successive one (1) year periods (each a “Renewal Term” and collectively with the Initial Term the “Term”) unless either party provides written notice to the other party at least thirty (30) days before the end of the current period.

b.

Duties and Responsibilities. Employee will report to the BOD. Employee shall have each and all of the duties and responsibilities of the positions of President and CSO and such other or different duties on behalf of the Company which are consistent with that position, as may be assigned, from time to time, by the Company’s BOD and within the limitations established by the bylaws of the Company.

c.	Location. The principal location at which Employee shall perform services for the Company shall be the Employee’s home office.

2.	Compensation.

a.

Base Salary. Employee shall be paid a “Base Salary” at the annual rate of Three Hundred Thousand Dollars ($300,000.00). The annual Base Salary shall be reviewed on or before January 1 of each year by the BOD of the Company to determine if such Base Salary should be increased for the following year in recognition of Employee’s service to the Company unless this Agreement is sooner terminated pursuant to Section 5 hereof.

b.

Payment. Payment of all compensation to Employee hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and such payments shall be subject to all applicable employment and withholding taxes.

c.

Bonus. Employee shall be eligible for a bonus of up to One Hundred Seventy-Five Thousand Dollars ($175,000.00) annually, the amount and terms of which shall be determined pursuant to a plan mutually agreed upon by the Parties (the “Bonus Plan”). The Bonus Plan for the 2022 calendar year shall be agreed upon no later than September 30th, 2021. Future Bonus Plans shall be agreed upon annually, according to the same schedule.

d.	Company Credit Card. Employee shall be issued a company credit card to use for Company business expenses.

e.

Business Expenses. Upon prior authorization and submission of itemized expense statements in the manner specified by the Company, Employee shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Employee in the performance of his duties under this Agreement.

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3.	Other Employment Benefits.

a.

Benefit Plans. Employee shall be entitled to participate in the Company’s medical and dental plans, life and disability insurance plans and retirement plans pursuant to their terms and conditions. Employee shall be entitled to participate in any other benefit plan offered by the Company to its employees for which Employee otherwise qualifies to participate during the term of this Agreement (other than stock option or stock incentive plans, which are governed by Section 3(d) below). Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any other employee benefit plan or program from time to time.

b.

Vacation. Employee shall be entitled to three (3) weeks of vacation each calendar year of employment, exclusive of legal holidays, as long as the scheduling of Employee’s vacation does not interfere with the Company’s normal business operations.

c.	Equity. Employee shall not be entitled to receive equity under this agreement other than Stock Options.

d.

Stock Options. Employee shall be entitled to Seven Hundred Fifty Thousand (750,000) Stock Options to acquire shares of the common stock of the Company pursuant to the terms of the Company stock option plan, yet to be adopted by the Company.

e.	Telephone. Company shall provide Employee with a phone and/or phone service at no charge to Employee.

f.

No Other Benefits. Employee understands and acknowledges that the compensation and benefits contained in Sections 2 and 3 of this Agreement shall be in lieu of any and all other forms of compensation and benefits.

4.

Employee’s Business Activities. Employee shall devote a substantial portion of his business time, attention and energy to the business and affairs of the Company and its affiliates, as its business and affairs now exist and as they hereafter may reasonably change. Employee may serve as a consultant, a member of the board of directors, or other positions of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect his ability to carry out his duties hereunder.

5.	Termination.

a.

Termination For Cause. Upon termination of this Agreement for cause, the Company shall be under no further obligation to Employee, except to pay all accrued but unpaid base salary and accrued vacation to the date of termination thereof. Notwithstanding anything herein to the contrary, the Company may terminate Employee’s employment hereunder for cause for any of the following reasons:

(i)	conviction of a felony, any act involving moral turpitude or a misdemeanor where imprisonment is imposed;

(ii)	commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company record;

(iii)	improper disclosure of the Company’s Confidential or Proprietary Information;

(iv)	any action by Employee which has a material and continuing detrimental effect on the Company’s reputation or business;

(v)	Employee’s failure or inability to perform any reasonable assigned duty following written notice from the Company of, and a reasonable opportunity to cure, such failure or inability;

(vi)	any breach of this Agreement, which breach is not cured within ten (10) days following written notice of such breach;

(vii)	any course of conduct amounting to gross incompetence;

(viii)	chronic and unexcused absenteeism;

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(ix)	unlawful appropriation of a corporate opportunity; or

(x)

misconduct in connection with the performance of any of Employee’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject.

b.

Termination Without Cause. Company may terminate this Agreement at any time without cause. Upon termination of this Agreement without cause, the Company shall be under no further obligation to Employee, except to pay all accrued but unpaid base salary and accrued vacation to the date of termination thereof. However, provided that Employee executes a one (1) year non-competition agreement and a valid and comprehensive release of any and all claims which Employee may have against the Company, in a form provided by the Company, within seven (7) days of termination, Employee shall be entitled to one (1) year Base Salary plus any accrued but unpaid Base Salary and accrued vacation, less deductions as required by law.

c.

Termination by Resignation with Good Reason. In the event that Employee should terminate this Agreement by resigning with Good Reason, as defined below, Employee shall be entitled to unpaid Base Salary for the remaining Term of the Agreement and accrued vacation, less deductions as required by law. Provided, however, that Employee executes a valid and comprehensive release of any and all claims which Employee may have against the Company, in a reasonable form provided by the Company, within seven (7) days of termination. Resignation for “Good Reason” may occur when Employee gives Company written notice, within thirty (30) days after the Employee has knowledge of the occurrence, without his written consent, of one of the instances described below, and the duly noticed instance has not been cured by Company within fifteen (15) days of Company’s receipt of such notice.

	(i)	Assignment to the Employee of duties materially and adversely inconsistent with the Employee’s duties and responsibilities as defined in Section 1(b) above;

	(ii)	a reduction by the Company of Employee’s Base Salary;

	(iii)	Company’s failure to provide bonuses or any material employee benefits due to be provided to Employee (other than any such failure which affects all similarly situated employees in the same manner);

	(iv)	a direction or order by the Company’s BOD that the Employee perform an unlawful act in the course of his employment;

	(v)	a requirement that the Employee relocate his principal office of employment more than twenty (20) miles from its current office locations;

	(vi)	required business travel materially in excess of Employee’s historic norms and more than four (7) business days per calendar month on average; or

	(vii)	the assignment of excessive work compared to Employee’s historic normal workload for the Company and more than fifty (50) hours per calendar week.

d.

Disability. The Company may terminate this Agreement without liability should Employee become permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than ninety (90) consecutive days. Upon such termination, Employee shall be entitled to all accrued but unpaid Base Salary and vacation.

e.

Death. In the event of the death of Employee, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that the Company shall pay to Employee’s heirs or personal representatives Employee’s Base Salary for six (6) months after the date of death and vacation accrued to the date of death.

f.

Cooperation. Following notice of termination, Employee shall cooperate with the Company, as reasonably requested by the Company, to affect a transition of Employee’s responsibilities and to ensure that the Company is aware of all matters being handled by Employee.

g.

Assistance in Litigation. Employee shall, during and after termination or resignation, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination or resignation shall be furnished at mutually agreeable times and for mutually agreeable compensation.

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6.

Confidential Information. Employee understands that some information obtained in connection with his employment, including, but not limited to, information regarding the Company’s present or proposed business, operations and ownership, is and/or will be confidential and proprietary information. Employee agrees that he will maintain the confidentiality of such information and will not use or disclose such information to others without the written consent of the Company, except when such use or disclosure is required by binding order of a court of governmental agency, in which case Employee shall notify and cooperate with the Company in obtaining any protective orders (or other assurances of confidential treatment) and in limiting the extent of confidential information disclosed. Information which is generally known in the industry or to the public or which has been disclosed to Employee by third parties who had a right to disclose such information shall not be deemed confidential or proprietary information.

7.

Representations and Warranties. Employee represents and warrants that he is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. Employee will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Employee has returned or properly destroyed all property and confidential information belonging to all prior employers.

8.

Remedies. The Parties acknowledge and agree that, in the event of any material breach or threatened material breach of this Agreement by Employee, the damage or imminent damage to the value and the goodwill of the Company shall be inestimable. As such, the Parties agree that the remedies at law for any material breach or threatened material breach of this Agreement by Employee, including monetary damages, are inadequate compensation for any loss and that Company shall be entitled to seek injunctive or other equitable relief with respect to its rights hereunder, in addition to any remedies available at law. Employee hereto waives any defense to such claim that a remedy at law would be adequate.

9.

Parties Bound; Assignment. Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement is binding upon, and inures to the benefit of, Company and its respective successors and assigns; provided that Company may not, without the prior written consent of Employee, which shall not reasonably be withheld, assign any rights, duties, or obligations hereunder, and any purported assignment in violation of the foregoing shall be void and ineffective. This provision shall not prohibit a transfer by operation of law of all the rights and obligations under this Agreement related to any corporate reorganization of Company.

10.	No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the Parties and their respective successors and permitted assigns.

11.	Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and do not limit, amplify, or modify the terms of this Agreement.

12.

Notice. Unless specifically otherwise provided, whenever this Agreement requires or permits any consent, approval, notice, request, or demand from one Party to another, such communication must be in writing (which may be sent by e-mail, courier or recognized overnight delivery service) to be effective and shall be deemed to have been given upon receipt when delivered personally or sent by electronic message (provided the recipient responds to the message and confirmation of both electronic messages are kept on file by the sending party) and on the date actually delivered after timely deposit with a nationally recognized overnight delivery service. Until changed by Notice pursuant hereto, the contact information for each Party is as follows:

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If to Company: Bloomios, Inc. 201 W Montecito Street Santa Barbara, CA 93101 Email: mhill@bloomios.com	If to Employee: Barrett Evans 201 W Montecito Street Santa Barbara, CA 93101 Email: bevans@bloomios.com

13.

Survival. All covenants, agreement, representations, and warranties made in this Agreement shall survive all closings under this Agreement and, to the extent expressly stated in certain paragraphs of this Agreement, the expiration of the Initial Term or the early termination of this Agreement.

14.

Governing Law. This Agreement shall be governed by the laws of California, without reference to its principles of conflict of laws. Each of the Parties irrevocably and unconditionally agrees and consents to submit to the non-exclusive personal jurisdiction of the U.S federal and state courts located in Santa Barbara County, California for purposes of disputes arising under this Agreement.

15.

Arbitration. In the event of any dispute regarding the meaning, instruction, or intent of this Agreement, or of any matter of performance, fact, law, background, circumstance, or other matter of any kind whatsoever relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, the Parties stipulate and agree that such dispute shall be submitted to binding and final arbitration in Santa Barbara, California, or such other location as the parties may mutually agree. Arbitration shall be conducted in accordance with the rules of international arbitration of the American Arbitration Association (“AAA”) in effect at the time of this Agreement. One arbitrator agreed upon by the Parties shall be appointed from a panel of arbitrators submitted to the Parties by the AAA, or if the Parties cannot agree upon one arbitrator from such panel, an arbitrator from the panel shall be appointed in accordance with the AAA’s rules. Such appointment shall be made within thirty (30) days after the election to arbitrate. Arbitration may proceed in the absence of any Party if written notice of the proceedings has been given to such Party. Discovery shall be available to the Parties subject to the approval and control of the arbitrator. The decision by the arbitrator shall be binding on all Parties and may be entered in any court of competent jurisdiction for enforcement. Such a decision shall include the payment of all fees and costs of the prevailing Party by the losing Party. The determination of the “Prevailing Party” shall be made by the arbitrator. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided however, that nothing in this subsection shall be construed as precluding the Company from bringing an action for injunctive relief or other equitable relief. The arbitrator shall not have the right to award punitive damages, consequential damages, lost profits or speculative damages to either party. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of the Company. The arbitrator(s) shall be required to follow applicable law. IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

16.

Attorneys’ Fees. In the event of a dispute or litigation as to any terms or conditions of this Agreement, or if a Party brings an action or proceeding to enforce or declare any rights herein created, or to bring about or declare the termination, cancellation, or rescission of this Agreement, the prevailing Party in such action or proceeding shall be entitled to receive from the other Party fees and costs, including attorneys’ fees, as a court of competent jurisdiction may deem just and proper.

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17.

Entirety and Amendments. This Agreement represents the final agreement between the Parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by the Parties. There are no unwritten oral agreements between the Parties. This Agreement may be amended only by an instrument in writing executed jointly by an authorized representative of the Company and Employee and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof. The terms and provisions of this Agreement shall control any conflict between the terms and provisions of this Agreement and the terms and provisions of any other agreement.

18.

Waivers. No course of dealing nor any failure or delay by either Party, or its respective officers, directors, employees, representatives, or attorneys with respect to exercising any right or remedy available to it hereunder shall operate as any waiver thereof under this Agreement. A waiver must be in writing and signed by the waiving Party to be effective, and such waiver shall be effective only in the specific instance and for the specific purpose for which it is given.

19.

Multiple Counterparts. This Agreement has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

20.	Confidentiality. The Parties agree to use their best efforts to maintain the confidentiality of the terms set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

Company Bloomios, Inc.		EMPLOYEE

By:		By:
	Michael Hill, Director		Barrett Evans

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